EXHIBIT 99.15(b)
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        FORM OF SERVICE AND DISTRIBUTION PLAN RELATING TO CLASS C SHARES


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                           UNDISCOVERED MANAGERS FUNDS

                 Service and Distribution Plan (Class C Shares)

                       (Effective as of __________, 1999)


         This Plan (the "Plan"), as amended from time to time, constitutes the Service and Distribution Plan with respect to the Class C shares of UNDISCOVERED MANAGERS FUNDS, a Massachusetts business trust (the "Trust").

         Section 1. This Plan authorizes the Trust to pay to First Data Distributors, Inc., or any successor principal underwriter of the Trust (the "Distributor"), or to one or more other persons or entities (which may but need not be affiliated with the Trust or any of its investment advisers or other service providers), pursuant to agreements executed on behalf of the Trust by one or more officers of the Trust or by the Distributor, fees ("Fees") for services rendered and expenses borne in connection with the provision of shareholder services, account maintenance services or distribution services with respect to Class C shares of the Trust. On an annual basis, the aggregate amount of Fees with respect to each fund (series) of the Trust (each, a "Fund") shall not exceed 1.00% of the Fund's average daily net assets attributable to its Class C shares, if any.

         Section 2. The Fees may be paid as compensation for any or all of the following:

         (a) activities or expenses primarily intended to result in the sale of Class C shares of the Trust, including, but not limited to (i) compensation to, and expenses (including overhead and telephone expenses) of, financial consultants or the distributor of the Trust or of participating or introducing brokers who engage in distribution of Class C shares, printing of prospectuses and reports for other than existing shareholders of a Fund, advertising and preparation, printing and distribution of sales literature and (ii) compensation to, and expenses (including telephone and overhead expenses) of, financial consultants or the distributor of the Trust or of participating or introducing brokers, banks and other financial intermediaries who aid in the processing of purchase or redemption requests for Class C shares or the processing of dividend payments with respect to Class C shares, who provide information periodically to shareholders showing their positions in a Fund's Class C shares, who forward communications from the Trust to Class C shareholders, who render ongoing advice concerning the suitability of particular investment opportunities offered by the Trust in light of the shareholder's needs, who respond to inquiries from Class C


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         shareholders relating to such services, or who train personnel in the provision of such services; and

         (b) additional personal services to the Trust's Class C shareholders and/or for the maintenance of Class C shareholder accounts, provided that the Fees paid pursuant to this sub-paragraph (b) shall not exceed, on an annual basis, 0.25% of the average daily net assets attributable to the Class C shares of any Fund.

         Section 3. This Plan shall not take effect with respect to any Fund of the Trust until it has been approved by a vote of at least a majority of the outstanding Class C voting securities of that Fund, unless this Plan is adopted prior to any public offering of the Class C voting securities of that Fund or the sale of such securities to persons who are not affiliated persons of that Fund, affiliated persons of such persons, promoters of that Fund, or affiliated persons of such promoters. This Plan shall be deemed to have been effectively approved with respect to any Fund if a majority of the outstanding Class C voting securities of that Fund votes for the approval of this Plan, notwithstanding that this Plan has not been approved by a majority of the outstanding Class C voting securities of any other Fund or that this Plan has not been approved by a majority of the outstanding voting securities of that Fund or the Trust as a whole.

         Section 4. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Investment Company Act of 1940, as amended (the "Act"), or the rules and regulations thereunder), of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust cast in person at a meeting called for the purpose of voting on this Plan or such agreement.

         Section 5. This Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in
Section 4.

         Section 6. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

         Section 7. This Plan may be terminated at any time as to any Fund by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding Class C voting securities of that Fund.


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         Section 8. All agreements with any person relating to implementation of this Plan with respect to any Fund shall be in writing, and any agreement related to this Plan with respect to any Fund shall provide:

         A. That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding Class C voting securities of the Fund, on not more than 60 days' written notice to any other party to the agreement; and

         B. That such agreement shall terminate automatically in the event of its assignment.

         Section 9. This Plan may not be amended to increase materially the aggregate amount of Fees permitted pursuant to Section 1 hereof without approval in the manner provided in Section 3 hereof, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in
Section 4 hereof.

         Section 10. As used in this Plan, (a) the term "Independent Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it and (b) the terms "assignment," "interested person" and "majority of the outstanding voting securities" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.


Dated: ______________, 1999


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